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Exhibit 99.1

AVANT Immunotherapeutics, Inc.

FOR IMMEDIATE RELEASE/November 5, 2004

Una S. Ryan, Ph.D. President and CEO AVANT Immunotherapeutics, Inc. (781) 433-0771	Avery W. Catlin Chief Financial Officer AVANT Immunotherapeutics, Inc. (781) 433-0771 info@avantimmune.com	For Media: Joan Kureczka Kureczka/Martin Associates (415) 821-2413 jkureczka@comcast.com

AVANT Adopts Shareholder Rights Plan to Replace Existing
Rights Plan Which Expires in November

NEEDHAM, Massachusetts (November 5, 2004):    AVANT Immunotherapeutics, Inc. (NASDAQ: AVAN) announced today that its Board of Directors has adopted a Shareholder Rights Plan to replace its existing Rights Plan which expires on November 10, 2004. Dr. Una Ryan, AVANT Immunotherapeutics, Inc.'s President and Chief Executive Officer, stated, "The Board believes that a Shareholder Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event any coercive takeover attempt of AVANT Immunotherapeutics, Inc. is made in the future. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. By adopting a new Rights Plan to replace its existing one, the Board believes it is protecting the interest of all of its shareholders."

In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of AVANT Immunotherapeutics, Inc.'s common stock to shareholders of record as of the close of business on November 11, 2004. Initially, these rights will not be exercisable and will trade with the shares of AVANT Immunotherapeutics, Inc.'s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the common stock of AVANT Immunotherapeutics, Inc. or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of AVANT Immunotherapeutics, Inc. If a person becomes an "acquiring person," each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of AVANT Immunotherapeutics, Inc.'s common stock having a value of twice the exercise price of the right. If AVANT Immunotherapeutics, Inc. is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right.

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119 FOURTH AVENUE NEEDHAM, MA 02194-2725 USA 781-433-0771 FAX 781-433-0262 www.avantimmune.com

AVANT Immunotherapeutics, Inc. discovers, develops and sells innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. The company has developed a broad, well-staged pipeline of vaccines and therapeutics for large, high-value, under-served markets. These include an oral human rotavirus vaccine, which gained its first marketing approval in Mexico in July 2004. Six of AVANT's products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac by-pass surgery, and a novel vaccine for cholesterol management. AVANT has also assembled a technology platform that enables the creation of rapid-protecting, single-dose, oral vaccines that remain stable without refrigeration. The company is developing applications of this vaccine technology in four areas: biodefense, travelers' vaccines, global health needs, and human food safety. AVANT's goal is to demonstrate proof-of-concept for its products before leveraging further development through both traditional pharmaceutical partnerships and collaborations with governmental and other organizations.

Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

        Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:    This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde® (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) royalty revenues from product sales of Rotarix®, Megan®Vac 1, Megan®Egg and other future products; (8) changes in existing and potential relationships with corporate collaborators; (9) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (10) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde® (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (11) the ability to obtain substantial additional funding; (12) the ability to develop and commercialize products before competitors; (13) the ability to retain certain members of management; and (14) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

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  Exhibit 99.1